Exhibit 99.1
Boise Cascade Company
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728
T 208-384-6161

News Release

Media Contact                Investor Relations Contact
John Sahlberg                Wayne Rancourt
Office 208-384-6451                 Office 208-384-6073

For Immediate Release: July 30, 2014

BOISE CASCADE ANNOUNCES NEW BOARD MEMBERS

Boise, Idaho - Boise Cascade Company (NYSE: BCC) announced Mack Hogans and Kris Matula were elected to its Board of Directors today.
Mr. Hogans was a senior vice president of corporate affairs with Weyerhaeuser Company until October 2004 and currently operates a consulting services business. He is chairman of Cambia Health Solutions and a director of Regence Blue Shield and U.S. Bank of Washington. He is also an affiliate professor at the University of Washington’s School of Environmental and Forest Sciences. “Mack has had a very successful career in the forest-products industry and has remained actively involved in issues impacting our industry,” commented Boise Cascade Chairman, Duane McDougall. Mr. Hogans will serve on the Board’s Corporate Governance and Nominating Committee.
Mr. Matula retired in August 2012 from Buckeye Technologies, Inc., where he served as president and chief operating officer and a director. Buckeye, a large, publicly traded producer of cellulose-based specialty products, was acquired by Georgia-Pacific in 2013. During his career at Buckeye, he also served as chief financial officer and head of Buckeye’s nonwovens business. “Kris brings a strong manufacturing and financial background to our Board,” noted Mr. McDougall. Mr. Matula will serve on the Board’s Compensation Committee.
In addition, Samuel Mencoff has resigned from the Company’s Board of Directors. Mr. Mencoff is the Co-CEO of Madison Dearborn Partners (“MDP”). MDP completed a leveraged buyout of the Company’s assets in October 2004 and subsequently exited its investment in Boise Cascade in early 2014. “Sam has been a terrific board member for almost 10 years and very supportive of our business,” said Mr. McDougall. “He and MDP have been great partners and Sam made significant contributions to the Company’s success in navigating through the housing downturn and taking advantage of the recovery underway.”

About Boise Cascade
Boise Cascade Company is one of the largest producers of plywood and engineered wood products in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.